YOUR VOTES REALLY COUNTS!

Unocal looks to markets across Asia for much of the company's growth over the next several decades. We know that the energy is needed. Electricity generating capacity has been identified as one of East Asia's most critical infrastructure needs. Many countries across the continent are welcoming investment to develop their economies, provide energy to meet the basic needs of their people, and so bring substantial improvements in standards of living.
     Having operated in Southeast Asia for more than 30 years, we've seen first-hand that meeting the energy needs of emerging nations is a crucial first step on the long road to their economic and social development.
     For example, the Yadana Gas Project represents the first-of-a-kind partnership between Thailand and Myanmar, providing additional gas supplies for Thailand and laying the groundwork for Myanmar's energy infrastructure. The project creates new jobs and opportunities in an extremely poor and undeveloped area of Myanmar.
     We believe that our current involvement in the Yadana project will not be materially affected by recent U.S. sanctions against new investment in Myanmar -- but the controversy remains. Two stockholder proposals on the proxy ballot this year reflect this controversy. It's important that you review these proposals, Items 4 and 5 on your proxy, and the arguments both for and against them -- along with the other items you're asked to consider. Then, vote your shares.
     You have an investment in the success of this company, both as an employee or retiree -- and as a stockholder. Not voting your proxy simply means that someone else may vote for you. You cannot assume that the trustees will automatically vote in support of management's recommendations.
     Take the Unocal Savings Plan, for example, which held about 5 percent of the company's common shares outstanding at year-end 1996. The USP trustees are required to cast unvoted shares in the same proportion -- both for and against the proxy items -- as the plan shares that are voted.
     That's why it's so important that you make the choice about how your shares are voted. Your votes in USP and ESOP are confidential -- and they really count!

/s/ Roger Beach

TELEPHONE SURVEY SHOWS NEED FOR
IMPROVED EMPLOYEE STOCKHOLDER COMMUNICATIONS

In an important finding from the employee telephone survey conducted last fall, 64 percent of the respondents reported that employees don't think it's important to vote their stock every year. Answers also showed that most employees don't understand how their unvoted shares are counted.
     Employee votes do count. The Unocal Savings Plan and ESOP (Employee Stock Ownership Plan) together hold nearly 15 million shares (year-end 1996), which represents about 6 percent of the shares outstanding of common stock.

                   WHO VOTES IF YOU DON'T?
     Every share counts as a vote -- it's not just one vote for one person. If an employee chooses not to vote, then the trustees will vote those shares according to the plan rules -- and the two employee plans have different rules. While the survey showed that most employees support management recommendations, the employee plan trustees do not cast all unvoted shares with management.
     For example, unvoted shares held in the Unocal
Savings Plan (USP) must be voted by the trustee in the same proportion as the shares that are voted. This means that those who do vote their shares decide how the entire vote for the plan shares will go. The more employees who vote, the more representative the final tally will be. USP holds most of the stock in the employee plans -- nearly 12 million shares.
     About 3 million shares are held in the Employee
Stock Ownership Plan. ESOP shares not voted by employees may be voted at the discretion of the trustee, the Bank of New York, in accordance with its fiduciary responsibility to support the shareholders' best interests.
     The telephone survey, in which 600 employees were contacted at random, also showed that employees generally look to management for guidance on stockholder issues. Although about three quarters of those questioned last fall reported that morale at the company was low, there was strong support for the changes in the company that are taking place.

                 RATE OF CHANGE ABOUT RIGHT
     Sixty-five percent reported that the changes were taking Unocal in the right direction, half said the rate of change was about right-- and 16 percent said they thought the changes should be happening faster.
     Communications in the company -- at both the corporate and business unit levels -- were rated better than at comparable companies, according to Paul Holm, president of the independent firm that conducted this survey. However, it was apparent that corporate needs to do a better job of communicating about stockholder issues and the importance of voting shares.
     Employees were also asked about PFP. Sixty-one percent said they thought the program had improved employee understanding of the company's financial performance, but that it still needed better linking to job performance. Plan improvements for 1997 are announced on page 2 of this issue of SeventySix News.
     Holm reports that the survey has a statistical error margin of plus or minus 4 percent.

    UNOCAL'S DIRECTION
[GRAPHIC: PIE CHART HERE]
Right direction     65%
Wrong track         25%
Don't know          10%

       SPEED OF CHANGE
[GRAPHIC: PIE CHART HERE]
Right pace          46%
Too slow            16%
Too fast            33%
Don't know           5%

     GENERAL ATTITUDES
      ON STOCKHOLDER
         ISSUES
[GRAPHIC: PIE CHART HERE]
For management      73%
Against management  20%
Don't know           8%

       OPINION ABOUT WHY
         EMPLOYEES DON'T
        VOTE THEIR SHARES
[GRAPHIC: PIE CHART HERE]
Vote doesn't matter                64%
Dissatisfaction with management    23%
Other                               7%
Don't know                          6%

       HOW DO YOU RATE
      COMMUNICATIONS
           AT UNOCAL?
[GRAPHIC: PIE CHART HERE]
Good           54%
Average        22%
Poor           23%
Don't now      1%

    DO EMPLOYEES
     UNDERSTAND
        PFP?
[GRAPHIC: PIE CHART HERE]
Yes            70%
No             27%
Don't know      3%